EXHIBIT 99.2

Press Release Source: WestPoint Stevens Inc.


WestPoint Stevens Revises Announcement on Agreement in Principle With Noteholders on Financial Restructuring

Saturday June 7, 2:59 pm ET


WEST POINT, Ga., June 7 /PRNewswire-FirstCall/ -- WestPoint Stevens Inc. (OTC Bulletin Board: WSPT - News) as previously disclosed, has reached an agreement-in-principle with certain of the holders of its outstanding senior notes with respect to certain terms of a proposed restructuring of the Company, that is to be implemented through the Company's current Chapter 11 cases. Such senior noteholders currently hold greater than the majority of the aggregate principal amount of the Company's outstanding senior notes, representing less than the majority of the Company's outstanding unsecured debt as opposed to greater than the majority as was previously announced.

WestPoint Stevens Inc. is the nation's premier home fashions consumer products marketing company, with a wide range of bed linens, towels, blankets, comforters and accessories marketed under the well-known brand names GRAND PATRICIAN, PATRICIAN, MARTEX, ATELIER MARTEX, BABY MARTEX, UTICA, STEVENS, LADY PEPPERELL, SEDUCTION, VELLUX and CHATHAM -- all registered trademarks owned by WestPoint Stevens Inc. and its subsidiaries -- and under licensed brands including RALPH LAUREN HOME, DISNEY HOME, GLYNDA TURLEY and SIMMONS BEAUTYREST. WestPoint Stevens is also a manufacturer of the MARTHA STEWART and JOE BOXER bed and bath lines. WestPoint Stevens can be found on the World Wide Web at www.westpointstevens.com.

Safe Harbor Statement: Except for historical information contained herein, certain matters set forth in this press release are "forward looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties may be attributable to important factors that include but are not limited to the following: Product margins may vary from those projected; Raw material prices may vary from those assumed; Additional reserves may be required for bad debts, returns, allowances, governmental compliance costs, or litigation; There may be changes in the performance of financial markets or fluctuations in foreign currency exchange rates; Unanticipated natural disasters could have a material impact upon results of operations; There may be changes in the general economic conditions that affect customer practices or consumer spending; Competition for retail and wholesale customers, pricing and transportation of products may vary from time to time due to seasonal variations or otherwise; Customer preferences for our products can be affected by competition, or general market demand for domestic or imported goods or the quantity, quality, price or delivery time of such goods; There could be an unanticipated loss of a material customer or a material

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license; The availability and price of raw materials could be affected by weather, disease, energy costs or other factors. The information contained in this release is as of June 7, 2003. WestPoint Stevens assumes no obligation to update publicly any forward-looking statements, contained in this document as a result of new information or future events or developments.



    Contact:  Lorraine D. Miller, CFA
              Senior Vice President - Investor Relations
              404-760-7180




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Source: WestPoint Stevens Inc.




















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